CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Annual Report on Form 10-K of Plandel Resources Inc. for the year ended May 31, 2013, of our report dated September 21, 2012 relating to the financial statements for the years ended May 31, 2012 and 2011, and for the period from March 19, 2010 (date of inception) to May 31, 2012 listed in the accompanying index.
/s/ Madsen & Associates CPA’s, Inc. Madsen & Associates CPA’s, Inc. Murray, Utah August 27, 2013